Exhibit 10.42

TENNECO AUTOMOTIVE OPERATING COMPANY INC.
SEVERANCE BENEFIT PLAN
(Amended and Restated Effective as of August 1, 2015)

1.	Purpose of the Plan
Tenneco Automotive Operating Company Inc. established this Severance Benefit Plan (the "Plan") to grant severance benefits to eligible employees who are involuntarily terminated due to a reduction in force or layoff. This document serves as both the summary plan description (SPD) and official plan document for the Severance Benefit Plan.

2.	Definitions

a.	"Company" means Tenneco Automotive Operating Company Inc.

b.
"Continuous Service" means continuous service as an active Employee of a Tenneco Company including service prior to November 5, 1999 with any affiliate or subsidiary of Tenneco Inc. as it existed on August 1, 1996 determined in the sole discretion of the Plan Administrator by any method for determining applicable service in an equitable and non-discriminatory manner. No service will be counted that would otherwise produce a duplication of benefits under this Plan.

c.	"Employee" means a U.S. salaried, regular, full-time employee of a Participating Company, but only if so classified by the Participating Company in accordance with its policies and practices.

d.	"Participating Company" means Tenneco Automotive Operating Company Inc. and all of its U.S. subsidiaries.

e.	"Severance Benefit" has the meaning set forth in Section 5, below.

f.	"Tenneco Company" means the Company and any other entity in which the Company has at least a 50% ownership interest.

g.
"Week of Pay" means the Employee's base annualized salary as of his termination divided by 52. This does not include any benefits, bonuses, shift differentials, performance awards, or other special pay additions. Further, any salary reductions for benefits or thrift plan contributions are excluded from Week of Pay determinations. For commissioned sales positions, the Week of Pay determination will be adjusted to provide for an incentive target amount (determined at the sole discretion of the Company).

3.	Effective Date
Provisions of this restated Plan are effective for Employees terminating on or after August 1, 2015. This Plan replaces and supersedes the prior plan, which was effective as of September 1, 2003.

4.	Eligibility
All Employees with at least one month of Continuous Service are eligible to receive a Severance Benefit under the Plan if they meet all of the following conditions:

a.
are notified in writing of involuntary termination of employment because of lack of available work, relocation of his or her job to a worksite that is more than 100 miles further from his or her current worksite, or other reduction in force and are terminated as a result thereof;

b.	have no determinable callback or return date;

c.	have signed and returned a general release and such other documents as the Company shall require (without subsequent revocation of that release);

d.	actually terminate employment in accordance with the timing and/or conditions set forth by the Company in the notice of termination; and

e.	are not deemed ineligible under Section 11 below.
Employees whose hours of work, wages and other conditions of employment are governed by the provisions of a collective bargaining agreement are not eligible unless the collective bargaining agreement expressly provides for employees' coverage in this Plan (provided that such employees remain subject to the requirements of subsections (a) through (e) above as well as all other terms and conditions of this Plan).

5.	Severance Benefit
The term "Severance Benefit" means

a.
The cash payment provided for under this Section 5, or, as determined at the sole discretion of the Company, those benefits provided under any Special Appendix1 attached hereto. The amount of the Severance Benefit (expressed in terms of Weeks of Pay) will be based upon the length of the Employee's Continuous Service with the Company in accordance with the following schedule. The Severance Benefit is a payment equal to the total of the applicable entries in (a) plus (b) below:

(i)	One Week of Pay for each full year of Continuous Service up to and including 15 years;

(ii)	1.5 Weeks of Pay for each full year of Continuous Service exceeding 15 years.
However, in no event will the total severance payment ((i) + (ii) above) be less than 4 Weeks of Pay or greater than 52 Weeks of Pay. For example, an employee in his 20th year of Continuous Service would receive 15 Weeks of Pay for the first 15 years of Continuous Service and 7.5 Weeks of Pay for the 16th through 20th year of Continuous Service.

1 From time to time, the Company may amend this Plan to add a Special Appendix to account for special benefit provisions applicable to a particular reduction in force.

b.	If enrolled in the applicable plan at the date of termination, continuation of medical and dental benefits for a period that equals the time interval set forth in
a. above that is used to calculate the cash payment.

c.
Outplacement services in accordance with, and subject to the limits of, the Company's outplacement policy, as amended from time to time. A Participant will be advised of outplacement benefits at time of separation.

The Company may, in its discretion on a case by case basis, enhance the benefits provided pursuant to the Plan.

6.	Method of Payment
Except as otherwise provided in any applicable Special Appendix, the cash portion of the Severance Benefit will be paid in equal semi-monthly installments beginning as soon as administratively feasible after the revocation period specified in the release has expired. At the Company's discretion, provided it is determined prior to the date of separation, payment in a lump sum may be made in lieu of semi-monthly installments. Appropriate withholdings and deductions will be made.

7.	Non-Assignment of Severance Benefit
The Severance Benefit cannot be assigned, transferred or sold to anyone else and cannot be used as collateral for loans or pledged in payment of debts, contracts, or any other liability.

8.	Agent for Service of Process
Legal process may be served on the Plan Administrator:
Tenneco Automotive Operating Company Inc.
Attention: Senior Vice President and General Counsel
500 North Field Drive
Lake Forest, Illinois 60045

9.	Plan Amendment
The Plan may be terminated or amended at any time by the Company, provided that the Plan benefit for an eligible employee who has signed the release form and returned it to the Plan Administrator within the time specified therein will not be adversely affected.

10.	Plan Year
The plan year for reporting to governmental agencies and employees shall be the calendar year.

11.	Ineligibility
An Employee is not eligible to receive any benefit under this Plan if:

a.	the Employee's termination is for a reason other than involuntary termination from a Participating Company due to a workforce reduction as described in

Section 4(a) (employees who terminate voluntarily or are discharged for misconduct or poor performance are not eligible);

b.	the Employee does not sign and return the release form and all other documents as the Company shall require within the prescribed time limit;

c.	the Employee revokes the release agreement within the time permitted under that agreement;

d.	the Plan is terminated (or otherwise amended to eliminate a benefit with respect to that Employee) before the Employee's termination of employment;

e.
the Employee has been offered employment at the same or greater base salary with a Tenneco Company and with a principal place of work at a location which is no more than 100 miles further from the Employee's primary residence than is his/her current principal place of work;

f.
the Employee has been offered employment, regardless of level of pay or benefits, with any other entity as arranged by the Company, including without limitation, in connection with any purchase of any Participating Company's business or assets, any outsourcing arrangement, or any arrangement to transfer employees or business to a customer, supplier or other entity doing business with the Company or its affiliates, or any similar transaction or arrangement;

g.
the Employee is covered under any other severance plan or is eligible for any type of severance or termination benefit with respect to this termination provided by the Company or any other entity, other than government-provided unemployment compensation; or

h.	the Employee's employment terminates pursuant to any of the following:

1)	voluntary termination of employment or retirement or resignation of employment before a job-end date that has been specified by the Company;

2)	while under a Company short-term or long-term disability plan or program, including failure to return from a period of receiving STD/ LTD or FMLA leave;

3)	mandatory retirement due to Company policies or legal requirement;

4)
willful misconduct or activity deemed actually or potentially detrimental to the interests of the Company, which may include, but is not limited to, dishonesty; theft; violation of one or more Company policies (such as those relating to alcohol or drugs, harassment, workplace violence, etc.) or safety rules or procedures;

5)	unauthorized disclosure of confidential information;

6)	conduct inconsistent with any applicable law or regulation; or other serious misconduct;

7)
willful failure or refusal to substantially perform job responsibilities (other than any such failure resulting from incapacity due to disability), including but not limited to unsatisfactory performance;

8)	excessive absenteeism under the applicable Company attendance policy; or

9)	any act or omission causing, or having potential to cause, significant harm or loss to the Company, its officers and/or employees.

i.
the Employee receives more than one month's advance notice of lack of work or job elimination, but only to the extent of such advance notice (e.g., an Employee who is eligible for six months of severance but receives four months of advance notice is eligible for two months of the Severance Benefit).

12.	Effect of Death on Benefit
If an Employee dies on or before his termination date, no benefit will be paid under this Plan. If an eligible Employee dies after his termination date, and before he receives the Severance Benefit, payment will be made to his/her estate (provided that such eligible Employee otherwise met all of the requirements of Section 4, including without limitation Section 4 (c)).

13.	Forfeiture
If the Employee violates the release or any confidentiality, non-competition and/or non-solicitation agreement with the Company or if, after Employee's termination of employment, facts are disclosed or discovered that would have constituted termination for cause, as described above, then Employee forfeits any and all rights to benefits under this Plan, and, to the extent benefits have been paid to Employee under this Plan, Employee must repay the full amount within 15 days of receiving written notification from the Plan Administrator.

14.	Offset
Each Participating Company reserves the right to deduct any amount Employee owes to it or to the Company for any reason from any severance benefits payable to Employee, up to the extent permitted by law, including, but not limited to, plan premiums, borrowed vacation days, loans and/or relocation obligations. Any reduction shall be considered a reduction in benefits; provided, however, that Employee may be required to pay applicable taxes on the amount deducted.

15.	Funding
Each Participating Company shall pay the benefits under this Plan out of its general assets at the time the benefits are to be paid. There shall be no special fund out of which benefits shall be paid, nor shall Plan participants be required to make a contribution as a condition of receiving benefits.

16.	Named Fiduciary and Plan Administrator

a.	The Company is hereby designated as the "named fiduciary" and Plan Administrator of this Plan and has the authority to control and manage the operation of the Plan.

b.
The Plan Administrator shall make all determinations as to the right of any person to a Severance Benefit and shall have the discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of any persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions, and any such determinations shall be binding on all parties. Benefits will only be paid if the Plan Administrator, in its sole discretion, determines that the employee or beneficiary is entitled to them.

17.	Plan Sponsor
The Plan sponsor is the Company,
Tenneco Automotive Operating Company Inc.
500 North Field Drive
Lake Forest, Illinois 60045

18.	Claim Denials

a.	How to Submit a Claim

In order to claim benefits under this Plan, the employee must sign the approved release form and any other forms required under this Plan and return them on a timely basis to the Plan Administrator.

Tenneco Automotive Operating Company Inc.
Attn: Vice President Total Rewards
500 North Field Drive
Lake Forest, Illinois 60045

b.	If You Disagree
If you have made a claim for benefits under this Plan and any portion of the claim is denied, the Plan Administrator will furnish you with a written notice stating the specific reasons for the denial, specific reference to pertinent Plan provisions upon which the denial was based, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary and appropriate information concerning steps to take if you wish to submit the claim for review.

Your claim will be deemed denied if the Plan Administrator does not approve the claim and fails to notify you within 90 days after receipt of your claim, plus any extension of time for processing the claim not to exceed 90 additional days, as special circumstances require. To obtain an extension, the Plan Administrator must advise you in writing during the initial 90 days that an extension is necessary, stating the special circumstances requiring the extension and the date by which you can expect the Plan Administrator's decision regarding your claim.

c.	Review Procedure
Within 60 days after the date of written notice denying any benefits, you or your authorized representative may write to the Plan Administrator requesting a review of that decision.
Your request for review may contain such issues and comments as you wish considered in the review. You may also review pertinent documents in the Plan Administrator's possession. The Plan Administrator will make a final determination with respect to your claim as soon as practicable. The Plan Administrator will advise you of the determination in writing and will set forth the specific reasons for the determination and the specific references to any pertinent Plan provisions upon which the determination is based.
Your claim will be deemed denied on review if the Plan Administrator fails to give you written notice of final determination within 60 days after receipt of your request for review, plus any extension of time for completing the review, not to exceed 60 additional days, as special circumstances require.
To obtain an extension, the Plan Administrator must advise you in writing during the initial 60 days if any extension is necessary, stating the special circumstances requiring the extension and the date by which you can expect the Plan Administrator's decision regarding the review of your claim.

19.	Your Rights
As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA").
ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•
Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites, all documents governing the plan, including copies of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the plan administrator, copies of documents gov erning the operation of the plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

•	Receive a summary of the plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension or welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the
U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or:

Division of Technical Assistance & Inquiries Employee Benefits Security Administration
U.S. Department of Labor
200 Constitution Avenue, N.W. Washington, D.C., 20210

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at (866) 444-EBSA.

20.	Controlling Law

This Plan and the release shall be interpreted under the laws of the State of Illinois, except to the extent that federal law preempts.

21.	Delegation.

The Company has the authority to delegate any of its powers under this Plan to any other person, persons, or committee. This person, persons, or committee may further delegate its reserved powers to another person, persons, or committee as they see fit. Any delegation or subsequent delegation shall include the same full, final and discretionary authority that the Company has listed herein and any decisions, actions or interpretations made by any delegate shall have the same ultimate binding effect as if made by the Company.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing, the Company, a Delaware corporation, has caused these presents to be duly executed by its proper officers thereunto duly authorized on this 1st day of August 2015.

TENNECO AUTOMOTIVE OPERATING COMPANY INC.

By: /s/	Gregg A. Bolt
Name:	Gregg A. Bolt
Title:	Senior Vice President Global Human Resources and Administration